Exhibit 99.1

Public Affairs         Affaires publiques        Toronto-Dominion Centre

Toronto Dominion Bank  Banque Toronto Dominion   Toronto, Ontario M5K 1A2

P.O.Box 1              G.P. 1                    (416) 982-8578


Release/
Publication:     Wednesday, April 10, 1996


                 N E W S  R E L E A S E            C O M M U N I Q U E


WATERHOUSE TO JOIN FORCES WITH GREEN LINE, CANADA'S LARGEST DISCOUNT BROKER


TORONTO - The Toronto-Dominion Bank (TD Bank) and Waterhouse Investor

Services Inc. (Waterhouse) announced today that they have signed a merger agreement following the completion of which Waterhouse and Green Line

Investor Services (Green Line) will join forces to become one of the largest discount brokers in North America.



TD Bank will pay Waterhouse shareholders approximately CAD$715MM (US$525MM),

35 per cent in cash and 65 per cent in common stock.  The agreement provides for the merger of Waterhouse with a newly-formed subsidiary of TD Bank.  In the merger, Waterhouse shareholders can elect to receive either US$38 in TD

Bank common stock (based on its market price at the time of the merger) or

US$38 in cash, subject to proration so that 65 per cent of the merger consideration is paid in stock and 35 per cent in cash.  The merger will be tax-free to Waterhouse shareholders to the extent they receive TD Bank stock.  The transaction is subject to approval by Canadian and American regulatory authorities, as well as Waterhouse shareholders, and is expected to be completed by August 31, 1996.



Green Line and Waterhouse will continue to operate under their current names.


      TORONTO DOMINION BANKBANQUE TORONTO DOMINION
In addition, Waterhouse

founder Lawrence M. Waterhouse Jr., has made a long-term commitment to continue as Chairman and CEO.  Management and employees will remain unchanged and there is no loss of employment anticipated attributable to this business combination.



Larry Waterhouse said, "the discount brokerage business is specialized and requires substantial experience in order to succeed.  Waterhouse takes pride in being independently ranked as one of the leading discount brokerage firms in America.  We believe that Green Line's proven leadership as the largest discount broker in Canada, its commitment to customer service, and its state-

of-the-art technology will make this a winning business combination for our stockholders, customers and associates."



W. Keith Gray, Executive Vice President of The Toronto-Dominion Bank and

Chairman and CEO of Green Line said, "Waterhouse is a top quality,

exceptionally well-managed discount broker that obviously fits well with

Green Line's business.  We share and have demonstrated the same commitment to customer service, which augurs well for our future in this business.



This merger clearly demonstrates our long-term commitment to growing the discount brokerage business.  With in excess of 70 per cent of Canadian discount brokerage transactions and years of experience, Green Line thoroughly understands this business.



By joining with a leading U.S. firm, we believe our Canadian customers will benefit from a broader range of products and services."



Waterhouse is one of the leading national discount brokers in America with

1,300 associates serving more than 500,000 accounts through 79 branch offices in 37 States and the District of Columbia.

Green Line, in addition to being Canada's largest discount broker, leads the industry in the delivery of personal computer services with its acclaimed

Green Line MicroMax PC-based electronic delivery system.  Green Line MicroMax provides customers with convenient access to accounts and market information,

on-line order entry and real-time trading.



The TD Bank is North America's 14th largest bank with assets of more than

CAD$106 billion (US$78 billion) and equity of CAD$6.2 billion (US$4.6 billion).  Rated AA by both Moody's Investors Service and Standard and

Poor's, TD Bank has the highest securities rating of any Canadian bank.



As evidence of its long-term commitment to the U.S. Market, the Bank intends to seek a listing on the New York Stock Exchange for its common shares.  TD

Bank also said that it intends, subject to regulatory approval, to re-purchase an offsetting amount of common shares in accordance with applicable securities regulation.



The merger will occur between Waterhouse and a new subsidiary of the Bank.

TD Bank will account for the merger as a purchase transaction with overall earnings dilution in 1996 and 1997 not expected to be material.



For more information, contact:    Andrea Priest
                                  Powell Tate
                                  (212) 521-5211

                                  Heather Conway
                                  Toronto Dominion Bank
                                  Vice President, Public Affairs
                                  (416) 982-8087

                                  W. Keith Gray
                                  Toronto Dominion Bank
                                  Executive Vice President
                                  Investor and Trust Services
                                  (416) 982-2638